Exhibit 1
JOINT FILING AGREEMENT
     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed on behalf of the undersigned with respect to the ownership of shares of Common Stock of Distributed Energy Systems Corp.
     This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: June 11, 2007.	PERSEUS PARTNERS VII, L.P.

	By:	Perseus Partners VII GP, L.P., its general partner

	By:	Perseus Partners VII GP, L.L.C., its general partner

/s/ Kenneth M. Socha

Its: Senior Managing Director

FRANK H. PEARL

/s/ Rona Kennedy, Attorney-In-Fact

Rona Kennedy, Attorney-In-Fact